CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated June 27, 2016, for the Pacer Funds Trust, which includes the Pacer Trendpilot™ 750 ETF, Pacer Trendpilot™ 450 ETF, the Pacer Trendpilot™ 100 ETF, Pacer Trendpilot™ European Index ETF, Pacer Autopilot Hedged European Index ETF and the Pacer Global High Dividend ETF (collectively the "Funds"), and to all references to our firm included in or made a part of this Post Effective Amendment No. 5 under the Securities Act of 1933 and Post-Effective Amendment No. 8 under the Investment Company Act of 1940 to Pacer Funds Trust Registration Statement on Form N-1A (File Nos. 333-201530 and 811-23024), including the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm"  in the Statement of Additional Information of the Funds.
Abington, Pennsylvania
August 23, 2016